Exhibit 99.1

VIROPHARMA INCORPORATED Contacts:

Michelle Larkin
Manager, PR and Advocacy
Phone: 610-321-2886

Robert Doody
Director, Investor Relations
Phone: 610-321-6288

VIROPHARMA PROVIDES UPDATE FROM ONGOING PHASE 2 STUDIES OF MARIBAVIR FOR TREATMENT OF CYTOMEGALOVIRUS (CMV) INFECTIONS

Exton, PA, June 27, 2013 — ViroPharma Incorporated (Nasdaq: VPHM) today announced updated data from the two ongoing, Phase 2 dose ranging studies investigating maribavir for both first line treatment of cytomegalovirus (CMV) viremia and treatment of resistant/refractory CMV.

ViroPharma is currently conducting two Phase 2 dose ranging studies of oral maribavir at one of three doses (400mg, 800mg or 1200mg BID) in transplant recipients. The first is a randomized, active (valganciclovir) controlled maribavir dose blinded multicenter Phase 2 study in up to 160 European hematopoietic stem cell or solid organ transplant recipients who have demonstrated CMV viremia but do not have CMV organ disease. ViroPharma is also conducting  a randomized, dose blinded multicenter Phase 2 study intended to enroll up to 120 hematopoietic stem cell or solid organ transplant recipients who have resistant or refractory CMV viremia with or without CMV organ disease.  In both studies investigators have flexibility in determining duration of treatment depending on a subject’s response. The resistant/refractory study has been conducted in the U.S. to date and is now being expanded to add additional EU sites.

Between the two studies, preliminary virology data are available from 83 subjects who have been followed for at least three weeks (52 in the “asymptomatic” CMV viremia treatment study and 31 in the U.S. resistant/refractory CMV treatment study).

In the asymptomatic CMV viremia study, among 39 subjects receiving maribavir (all doses combined), 36 (92 percent) achieved plasma CMV DNA levels below the quantification limit (BQL) during therapy, 1 subject failed to achieve BQL while on therapy, and 2 subjects had withdrawn for non-virologic reasons prior to achieving BQL.  Two of the 36 subjects who achieved BQL subsequently experienced virologic breakthrough (detectable plasma CMV DNA at any level, even if levels returned to BQL at later visits) while on treatment.  Among 13 subjects receiving valganciclovir, 9 (69 percent) achieved BQL during therapy, 1 subject failed to achieve BQL while on therapy, and 3 subjects had withdrawn for non-virologic reasons prior to achieving BQL.  One of the 9 subjects receiving valganciclovir who achieved BQL subsequently experienced virologic breakthrough while on treatment.

In the study of resistant/refractory CMV, among 31 subjects receiving maribavir, 26 (84 percent) achieved BQL during therapy, 4 subjects failed to achieve BQL while on therapy, and 1 subject had withdrawn for non-virologic reasons prior to achieving BQL.  Eleven of the 26 subjects who achieved BQL subsequently experienced virologic breakthrough while on treatment.

As a reminder, these studies are ongoing, so different subjects have been followed for different periods of time.  Also all subjects will continue to be followed after the end of treatment to monitor for the return of detectable plasma CMV DNA when off antiviral therapy (which is not uncommon following the use of currently available anti-CMV therapies).

To date, in both ongoing studies maribavir appears to demonstrate a favorable safety and tolerability profile. An independent data monitoring committee is monitoring the studies, and to date it has convened once to review data from the asymptomatic study with no findings of concern.  Adverse events seen in these studies appear generally consistent with those expected in transplant recipient populations and what has been observed in more than 1,000 patients who have received maribavir in previous clinical studies.

“The results we’ve seen to date are very positive and encouraging,” stated Vincent Milano, ViroPharma’s president and chief executive officer.  “We appear to have very good response — about 90 percent - in treating asymptomatic CMV viremia, which is what one would expect for a potent anti-CMV treatment.  Not surprisingly, the resistant/refractory patients are more complicated, and we are seeing nearly 85 percent of patients attaining undetectable viral levels and a sustained antiviral response through the end of treatment in roughly half of the enrolled subjects, which is impressive given the lack of treatment options and high unmet need in these patients.  There remain a number of elements of the studies which we will not be able to fully analyze until after study completion (including effects of maribavir dose, pre-treatment viral load, emergence of viral resistance and various patient factors). These data are consistent with what we had hoped to see and had seen in previous clinical experiences with maribavir as a treatment for CMV.  We are now fully committed to this development program and intend to focus on accelerating the completion of both studies.  As a result, moving forward, we intend to limit the number of future interim data disclosures.”

About Maribavir

Maribavir, a member of a new class of drugs called benzimidazole ribosides, is a potent and selective, orally bioavailable antiviral drug with a unique mechanism of action against cytomegalovirus and a favorable clinical safety profile. Unlike currently available anti-CMV agents that inhibit CMV DNA polymerase, maribavir inhibits viral DNA assembly and inhibits egress of viral capsids from the nucleus of infected cells. Maribavir is active in vitro against strains of CMV that are resistant to commonly used anti-CMV drugs. Maribavir does not affect the maturation of viral DNA or affect the viral DNA polymerase. The previous focus of clinical development of maribavir as an anti-CMV agent was on the prevention of CMV disease in transplant patients.  Results from Phase 3 studies indicated that maribavir at a dose of 100mg BID failed to meet its efficacy endpoints.  However, maribavir has demonstrated a favorable safety and tolerability profile; across all clinical studies to date, the most notable adverse event associated with maribavir was taste disturbance.  While Phase 3 studies of CMV prophylaxis at the 100mg BID dose did not show sufficient activity to prevent CMV disease, limited data from cases in which open-label maribavir was used as CMV treatment suggest that higher doses may provide clinical activity and clinical studies are ongoing. The U.S. Food and Drug Administration (FDA) and the European Commission have granted orphan drug designation to maribavir for treatment of clinically significant cytomegalovirus viremia and disease in at-risk patients, and the prevention and treatment of cytomegalovirus disease in patients with impaired cell mediated immunity, respectively.

About Cytomegalovirus

CMV is a member of the herpes virus group, which includes the viruses that cause chicken pox, mononucleosis, herpes labialis (cold sores), and herpes genitalis (genital herpes).  Like other herpesviruses, CMV has the ability to remain dormant in the body for long periods of time. Human CMV infection rates average between 50 percent and 85 percent of adults in the U.S. by 40 years of age, but in healthy adults causes little to no apparent illness. However, in immunocompromised individuals including cancer patients, HIV patients, and transplant patients, and in children born with primary CMV infection, CMV can lead to serious disease or death.  Patients who are immunosuppressed following hematopoietic stem cell (bone marrow) or solid organ transplantation are at high risk of CMV infection.  In these patients, CMV can lead to severe conditions such as pneumonitis or hepatitis, or to complications such as acute or chronic rejection of a transplanted organ.  While currently available systemic anti-CMV agents are effective against the virus, their use is limited by toxicities, most notably bone marrow suppression and renal impairment.

About ViroPharma Incorporated

ViroPharma Incorporated is an international biopharmaceutical company committed to developing and commercializing novel solutions for physician specialists to address unmet medical needs of patients living with diseases that have few, if any, clinical therapeutic options, including C1 esterase inhibitor deficiency, treatment of seizures in children and adolescents, adrenal insufficiency, and C. difficile infection (CDI). Our goal is to provide rewarding careers to employees, to create new standards of care in the way serious diseases are treated, and to build international partnerships with the patients, advocates, and healthcare professionals we serve.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s website, http://www.viropharma.com/. The company encourages investors to consult these sections for more information on ViroPharma and our business.

Forward-Looking Statements

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the company and the estimates given here. Forward-looking statements in this press release include statements regarding potential therapeutic indication and use of maribavir and regarding maribavir’s potential to address unmet medical needs. The development and commercialization of pharmaceutical products is subject to risks and uncertainties. The clinical data included in this press release is preliminary and the study is ongoing. There can be no assurance that the data generated at the end of the studies will be consistent with the preliminary results described in this press release.  In addition, future data generated in this study may elucidate trends not apparent at this time. There can be no assurance that future studies with maribavir will generate positive results or that maribavir will receive regulatory approvals. The FDA or EMA may view data regarding maribavir as insufficient or inconclusive, request additional data, require additional clinical studies, limit any approved indications, or deny the approval of maribavir. A description of risks and uncertainties can be found in ViroPharma’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and 10-Q for the quarter ended March 31, 2013 filed with the Securities and Exchange Commission. The forward-looking statements contained in this press release are made as of the date hereof and may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements. These forward-looking statements should not be relied upon as representing our assessments as of any date subsequent to the date of this press release.

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